Exhibit 2(L)

[Letterhead of Sutherland Asbill & Brennan LLP]

October 25, 2005

ING Global Advantage and Premium Opportunity Fund

7337 East Doubletree Ranch Road

Scottsdale, Arizona 85258

Ladies and Gentlemen:

We have acted as counsel to ING Global Advantage and Premium Opportunity Fund, a Delaware statutory trust (the “Fund”), in connection with the registration statement on Form N-2 (File No. 333-126570) (the “Registration Statement”) filed by the Fund with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the issuance by the Fund of up to 21,250,000 common shares of beneficial interest in the Fund, $.01 par value (the “Common Shares”), in connection with the offering described in the Registration Statement.

We have participated in the preparation of the Registration Statement and have examined originals or copies, certified or otherwise identified to our satisfaction by public officials or officers of the Fund as authentic copies of originals, of (i) the Fund’s Certificate of Trust, as amended to date and currently in effect, (ii) the Fund’s Amended and Restated Declaration of Trust, as amended to date and currently in effect; (iii) the Bylaws of the Fund, as amended to date and currently in effect and (iii) such other documents as in our judgment were necessary to enable us to render the opinions expressed below.

In our review and examination of all such documents, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents and records submitted to us as originals, and the conformity with authentic originals of all documents and records submitted to us as copies. We have assumed without verification the accuracy and completeness of all corporate records made available to us by the Fund.

To the extent we have deemed appropriate, we have relied upon certificates of public officials and certificates and statements of corporate officers of the Fund as to certain factual matters.

This opinion is limited to laws of the State of Delaware (excluding the securities laws of the State of Delaware), and we express no opinion with respect to the laws of any other jurisdiction. In rendering this opinion, we have relied upon the opinion of Richards, Layton & Finger, P.A., dated as of the date hereof, and addressed to you (the “Richards Layton Opinion”), regarding the applicability and effect of the laws of the State of Delaware with respect to the matters addressed herein, and accordingly, our opinion is subject to the assumptions and qualifications expressed in the Richards Layton Opinion.

ING Global Advantage and Premium Opportunity Fund

October 25, 2005

Based upon and subject to the foregoing and our investigation of such matters of law as we have considered advisable, we are of the opinion that:

1. The Fund has been duly created and is validly existing in good standing as a statutory trust under the Delaware Statutory Trust Act, 12 Del. C. § 3801, et. seq.

2. The Common Shares of the Fund have been duly authorized and, when issued, will be validly issued, fully paid and nonassessable beneficial interests in the Fund.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the section entitled “Legal Matters” included in the Registration Statement. We do not admit by giving this consent that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

            Very truly yours,

            /s/ Sutherland Asbill & Brennan LLP